Exhibit 99.1

Mawson Infrastructure Group Inc. Announces June 2022 Bitcoin Self-Mining, Hosting Co-location and Operational Update

Mawson produced 127 Self-Mined Bitcoin in June 2022, +140% vs June 2021, with approximately 942 Self-Mined Bitcoin produced in 1H FY 2022

Mawson Self-Mining and Hosting Co-location operating capacity at approximately 3.1 Exahash as at end June, expected to rise to approximately 3.5 Exahash by end July 2022

Mawson now has approximately 40,000 ASIC Bitcoin Miners deployed at its facilities across its Self-Mining and Hosting Co-location businesses

Balance sheet strengthened in July with $10 Million of new capital

Atlanta, Georgia, USA — July 21st, 2022 — Mawson Infrastructure Group Inc. (NASDAQ:MIGI) (“Mawson”), a digital infrastructure provider, announces unaudited Bitcoin production and operational update for June 2022.

Mawson Self-Mining and Hosting Co-location operational capacity at approximately 3.1 Exahash as at end of June, expected to rise to approximately 3.5 Exahash by end of July 2022.

Bitcoin Self-Mining Update:

●	In June Mawson produced 127 Bitcoin, +140% vs June 2021

●	June average hash rate at approximately 1.0 Exahash, +260% vs June 2021

●	Mawson Self-Mining delivered and fully paid for operational mining capacity approximately 2.3 Exahash, expected to be operating at reduced average hash rate levels in July given active participation in energy demand response programs

Hosting Co-location Update:

●	Mawson Hosting Co-location at 54 megawatts online end of June, expected to rise to approximately 67 megawatts online by end of July (+24% vs June 2022), as Mawson’s hosting co-location business continues its deployment, providing an additional revenue stream for the company, paid in USD, over and above Mawson’s Bitcoin Self-Mining business unit.

Operational Update:

In June Mawson continued its operational deployments and commenced its participation in energy demand response programs to reduce overall costs. Mawson’s final shipment of Bitcoin Self-Mining ASIC’s have now been delivered, which will be deployed across the company’s operations in the coming months. Mawson produced 127 Self-Mined Bitcoin in June, up +140% vs June 2021. Mawson now has over 40,000 ASIC Bitcoin Miners deployed at its facilities across its Self-Mining and Hosting Co-location businesses.

Balance Sheet Strengthened in July:

In July Mawson raised a total of $10 Million in new capital to strengthen its balance sheet and provide flexibility given the recent Chapter 11 filing by its major hosting customer Celsius Mining LLC. To date, the Celsius Mining LLC Hosting Co-location agreement continues to perform, with miner deployment continuing in July.

View of Midland, Pennsylvania facility development (June 2022)

View of Midland, Pennsylvania facility development (June 2022)

James Manning, CEO and Founder of Mawson, said, “The month of June was characterized by continued deployment of our hosting co-location business, establishment of energy demand response programs and additional deployments of our Bitcoin Self-Mining business. Markets have remained volatile, and we took the sensible decision to defer all major forward capital expenditure until market conditions normalize, as well as raising $10 Million in new capital to strengthen our balance sheet. This, coupled with the fact we have no further ASIC Bitcoin Miner deliveries outstanding, puts Mawson in a solid position to endure through the current market volatility. We continue to receive inbound enquiry for hosting co-location services given our large amount of energy infrastructure capacity available for Bitcoin Mining.”

About Mawson Infrastructure

Mawson Infrastructure Group (NASDAQ: MIGI) is a digital infrastructure provider, with multiple operations throughout the USA and Australia. Mawson’s vertically integrated model is based on a long-term strategy to promote the global transition to the new digital economy. Mawson matches sustainable energy infrastructure with next-generation Mobile Data Center (MDC) solutions, enabling low-cost Bitcoin production and on-demand deployment of infrastructure assets. With a strong focus on shareholder returns and an aligned board and management, Mawson Infrastructure Group is emerging as a global leader in ESG focused Bitcoin mining and digital infrastructure.

For more information, visit: www.mawsoninc.com

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Mawson cautions that statements in this press release that are not a description of historical fact are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words referencing future events or circumstances such as “expect,” “intend,” “plan,” “anticipate,” “believe,” and “will,” among others. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. These forward-looking statements are based upon Mawson’s current expectations and involve assumptions that may never materialize or may prove to be incorrect. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties, which include, without limitation, the possibility that Mawson’s need and ability to raise additional capital, the development and acceptance of digital asset networks and digital assets and their protocols and software, the reduction in incentives to mine digital assets over time, the costs associated with digital asset mining, the volatility in the value and prices of cryptocurrencies and further or new regulation of digital assets. More detailed information about the risks and uncertainties affecting Mawson is contained under the heading “Risk Factors” included in Mawson’s Annual Report on Form 10-K filed with the SEC on March 21, 2022, and Mawson’s Quarterly Report on Form 10-Q filed with the SEC on May 16, 2022, and in other filings Mawson has made and may make with the SEC in the future. One should not place undue reliance on these forward-looking statements, which speak only as of the date on which they were made. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Mawson undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made, except as may be required by law.

Investor Contact:

Brett Maas
646-536-7331
brett@haydenir.com
www.haydenir.com

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